Exhibit 10.23

February 24, 2014

PRIVATE AND CONFIDENTIAL

Lukas Utiger

RE: Assignment of and Amendment to Employment Contract

Dear Lukas:

Further to our discussions, this letter (the “Letter”), effective as of January 1, 2015 (the “Amendment Effective Date”), confirms that your employment is being transferred to Patheon Pharmaceutical Services Inc. (the “Company”) and, accordingly, your employment agreement, dated July 24,2013 (“Employment Agreement”), has been assigned by DSM Pharmaceutical Products Inc. to the Company. Once signed, this Letter will serve as an amendment to the Employment Agreement between you and the Company. Any terms used in this letter that are not defined herein have the definition ascribed to them in the Employment Agreement.

For purposes of clarity, please be advised that the Company is a subsidiary of DPx Holdings B.V. (“DPx”). DPx is the corporate parent of a group of businesses engaged in the provision of commercial manufacturing and development services (pharmaceuticals and fine chemicals), related services, and the development, manufacture, distribution and marketing of proprietary products. The Company serves as the corporate shared services entity for DPx and other members of the DPx Group.

1. General Provisions:

This Letter, when fully executed, together with the Employment Agreement, reflects the entire agreement regarding the terms and conditions of your employment. Unless expressly modified by this Letter, the terms and conditions of the Employment Agreement, including without limitation your confidentiality, assignment of inventions, non-solicitation and non-competition undertakings, will remain the same.

2. Job Title: Your job title is President/ Drug Substance.

3. Compensation & Benefits

a. Short Term Incentive: Your Short Term Incentive target is increased to sixty percent (60%).

b. Transition Allowance: An amount equal to thirteen thousand dollars ($13,000) will be payable to you on January 2, 2015.

4. Other Benefits: All other compensation and benefits terms (including without limitation, severance terms and post-employment restrictions) shall be as provided in your Employment Agreement. For purposes of clarity, any changes, modifications, or additions to your compensation and benefits terms require the review and approval of Patheon’s Compensation and Human Resources Committee (i.e., cannot be approved at the Company level).

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By executing this Letter, you confirm your decision to accept the amendment to the terms of your Employment Agreement and you agree that your employment will be governed by the Employment Agreement, as amended by this Letter.

Very truly yours,

Patheon Pharmaceutical Services Inc.

Rebecca Holland New
EVP, Human Resources and Corporate
Communications

Read, understood, consented, and agreed as of this 4 day of March, 2015:

SIGNED, SEALED AND DELIVERED
     in the presence of

Name of Witness: Erik Salzbrenner	Lukas Utiger

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